MMA FINANCIAL, INC.
EMPLOYMENT AGREEMENT

David Kay

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 7 day of November 2007 by and between MMA Financial, Inc., a Maryland corporation (“Employer”) and David Kay (“Employee”).

WHEREAS, Employer and Employee desire to enter into an employment relationship according to the terms set forth herein effective as of November 21, 2007 (the “Effective Date”);

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee hereby agree as follows:

1. Employment, Duties, Etc. Employer agrees to employ Employee, and Employee agrees to be employed by Employer, on the terms and conditions provided in this Agreement.

(a) Position(s), Duties and Responsibilities. Employee is engaged to serve as Employer’s Chief Financial Officer. In this capacity, Employee shall report directly to the Chief Executive Officer of Municipal Mortgage & Equity, LLC, Employer’s parent company (the “Company”). The Employee’s duties, powers and responsibilities shall be commensurate with those customarily associated with the chief financial officer of a corporation comparable to the Company, with Employee’s specific duties, powers and responsibilities set forth on the attached Exhibit A.

(b) Extent of Services. Employee agrees to devote Employee’s full time energy, attention and skill in performing his duties under this Agreement. Provided that such activity shall not violate any provision of this Agreement (including the noncompetition provisions of Section 8 below) or materially interfere with the performance of Employee’s duties hereunder, nothing herein shall prohibit Employee (1) from engaging in charitable, civic, religious, fraternal or trade group activities, or (2) from investing in other entities or business ventures.

2. Compensation. As compensation for performing the services required by this Agreement, and during the term of this Agreement, Employee shall be compensated as follows:

(a) Base Compensation. From the Effective Date through the Expiration date, Employer shall pay to Employee a salary (“Base Compensation”) of $425,000 per annum payable in accordance with the general policies and procedures of Employer, but in any event no less frequently than every two weeks, in substantially equal installments, subject to withholding for applicable federal, state and local taxes. Assuming that notice of termination has not been given under Section 7, each January 1st during the effectiveness of this Agreement, Employee’s Base Compensation shall increase by an amount equal to 5% of the Base Compensation in effect on such date, beginning January 1, 2009. The Compensation Committee of the Company’s Board of Directors, based on periodic reviews of Employee’s performance and the recommendation of the Chief Executive Officer, shall determine additional increases, if any, in Base Compensation. The Employer may not reduce per annum Base Compensation below the sum of $425,000 plus the cumulative amount of all increases in Base Compensation during the term of this Agreement. As used elsewhere in this Agreement, the term “Base Compensation” means the sum of $425,000 plus all increases thereto.

(b) Incentive Compensation.

In addition to Employee’s Base Compensation in effect from time to time, Employee shall be eligible to earn additional annual compensation (“Incentive Compensation”) up to an amount equal to 300% (based on maximum performance) of Base Compensation in effect from time to time. The amount of the annual cash bonus portion of Incentive Compensation will be based on Employee’s performance and Employer’s company-wide performance. The amount of the long-term incentive portion of Incentive Compensation will be based on a formula weighted among achievement of strategic objectives, absolute total shareholder return (“TSR”) and any supplemental performance measures approved by the Board of Directors or the Compensation Committee of the Company for purposes of assessing management performance. Standards for evaluation of Employee’s performance and the nature and amount of Incentive Compensation awards will be on bases and criteria comparable to and no less favorable to Employee than those applied to the Chief Executive Officer and Chief Operating Officer of the Company, having due regard for the differences in duties among the executive officers.

Incentive Compensation may, at the election of Employer, take the form of cash or equity or equity-based awards in the Company. To the extent Employee’s Incentive Compensation consists of such equity awards, such awards may be granted under Employer’s employee share incentive plans as in effect from time to time, and may be subject to the approval of the Company’s Compensation Committee. Employee understands and agrees that the equity component of Incentive Compensation may be awarded on a deferred basis and may vest and be issued over time in up to four equal installments, with the first payable at or about the time of the award and the remainder on each of the next three anniversaries of the award. Incentive Compensation for any given calendar year shall be determined no later than 60 days after the last day of Employer’s calendar year and the current portion of such award shall be paid on March 5 of the following calendar year. Each installment of such award having delayed vesting shall be paid within thirty days of the vesting date. Incentive Compensation shall be pro-rated for any partial calendar years Other than as specifically set forth herein, if this Agreement is terminated for any reason during any fiscal year for which Employee is eligible for Incentive Compensation, no Incentive Compensation shall be payable to Employee for that calendar year. However, Incentive Compensation shall be pro-rated for the calendar year in which the Effective Date falls.

(c)  Form 10-K Completion Bonus.

In addition to Employee’s Base Compensation and Incentive Compensation, Employee shall be eligible to receive a Form 10-K Completion Bonus based on the filing of the Company’s 2006 Form 10-K (the “Initial Filing”) and the filing of the Company’s 2007 Form 10-K (the “Second Filing”). The Form 10-K Completion Bonus for the Initial Filing shall be in an amount equal to 2.66 times Employee’s Base Compensation in effect for the year in which the Initial Filing occurs . The Form 10-K Completion Bonus for the Second Filing shall be in an amount equal to 1.34 times Employee’s Base Compensation in effect for the year in which the Second Filing occurs. The Form 10-K Completion Bonus for a given filing shall not be payable if a Change in Control (as defined in Section 7(f)(iii)) occurs before that filing. Each Form 10-K Completion Bonus may, at the election of the Employer, take the form of cash or equity or equity based awards in the Company. To the extent a Form 10-K Completion Bonus consists of such equity awards, such awards may be granted under Employer’s employee share incentive plans as in effect from time to time, and may be subject to approval of the Company’s Compensation Committee. Employee understands and agrees that the equity component of each Form 10-K Completion Bonus may be awarded on a deferred basis and may vest and be issued over time in up to three equal installments, with the first payable at or about the time of the award (i.e., the date of the applicable filing, assuming no prior Change in Control) and the remainder on each of the next two anniversaries of the award. In the case of awards with delayed vesting, each installment shall be paid within thirty days of the vesting date.

(d) Change in Control Bonus.

In the event of a Change of Control (as defined in Section 7(f)(iii)), Employee shall be eligible to receive a cash bonus equal to eight times Employee’s Base Compensation in effect for the year in which the Change in Control occurs. This Change in Control Bonus shall be reduced by the amount of any Form 10-K Completion Bonus such that the total amount of Form 10-K Completion Bonuses and Change in Control Bonus paid to Employee shall not exceed the amount of the Change in Control bonus set forth in the previous sentence. The Change in Control Bonus shall be payable one-half on the effective date of the Change in Control and one-half on March 31, 2010; provided, however, that in the event Employee shall cease to be employed by Employer, the Company or a successor entity following such Change in Control, the second installment of the Change in Control bonus shall be paid to Employee immediately upon the termination of employment unless the reason for the termination is termination by the Employee without Good Reason (as defined in Section 7(b)), in which event only a prorated portion of the second installment of the Change in Control bonus shall be paid to Employee in an amount equal to the amount of the second installment times a fraction, the numerator of which is the number of whole months which have elapsed between the date of the Change in Control and the date of termination and the denominator of which is the number of whole months from the date of the Change in Control to March 31, 2010; and further provided, that in the event Employee shall be terminated without Cause (as defined in Section 7(a)(ii)) within three (3) months preceding the execution and delivery of a letter of intent which subsequently results in a Change in Control, the Change in Control bonus (based on the Base Compensation Employee was earning at the time of termination) shall be payable immediately upon the consummation of the Change in Control.

3. Employee Benefits. During the Term (as defined in Section 6), Employee and Employee’s eligible dependents shall have the right to participate to the same extent as other senior officers in any retirement, pension, insurance, health or other benefit plan or program adopted by Employer (or in which Employer participates) subject, in the case of a plan or program (other than any severance plan), to all of the terms and conditions thereof, and to any limitations imposed by law. To the extent that Employee has similar benefits under a plan or program established by any other entity, Employee shall nonetheless have the right to the benefits provided by Employer’s plan or program; provided, however, that where by the terms of any plan or program, or under applicable law, Employee may only participate in one such plan or program, Employee shall have the option to limit participation to the plan or program sponsored by Employer, or to such other plan or program. Employee shall have the right, to the extent permitted under any applicable law, to participate concurrently in plans or programs sponsored by others (including self-employment plans or programs) and in plans or programs sponsored by Employer.

4. Vacation, Sickness and Leaves of Absence.

(a) Vacation and Sick Leave. Employee shall be entitled to five (5) weeks paid vacation during each fiscal year. Employee shall provide Employer with reasonable notice of anticipated vacation dates. Employee shall be entitled to such sick leave, with pay, as Employer provides to other similarly situated senior officers of the Company.

(b) Carry-Forward/Pay Out of Vacation and Sick Leave. Vacation or sick days that are not taken in a given fiscal year may be carried over to the next fiscal year; provided, however, that no more than a total of ten vacation days and ten sick days may be carried forward. In the event of the expiration of the Term or the termination of this Agreement for any reason, Employer agrees to compensate Employee for all unused vacation and sick days carried forward, plus all unused vacation and sick days for the year of expiration or termination (assuming proportionate accrual of such vacation and sick days during such year), such compensation not to exceed, however, a total of ten vacation days and ten sick days.

(c) Leaves of Absence. Employee may also be granted leaves of absence with or without pay for such valid and legitimate reasons as the Board of Directors of the Company, in its reasonable discretion, may determine.

5. Expenses. Employee shall be entitled to receive, within a reasonable period of time after Employee has delivered to Employer an itemized statement thereof, and after presentation of such invoices or similar records as Employer may reasonably require, reimbursement for all necessary and reasonable expenses incurred by Employee in connection with the performance of the duties described in Section 1 hereof. To the extent necessary to avoid characterizing any reimbursement to Employee as deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such reimbursements shall be submitted no later than March 1 following the close of the calendar year in which the expense was incurred by Employee and paid on or before March 15th following the close of such calendar year. Amounts which are not submitted within the required timeframe shall not be eligible for reimbursement hereunder.

6. Term. The term of this Agreement shall commence on the Effective Date and end on March 31, 2010. This Agreement may also be terminated at the times and under the circumstances set forth in section 7 below. The term of this Agreement is herein referred to as the “Term,” and the last day of the Term is referred to herein as the Expiration Date. Any termination of this Agreement shall be subject to Section 8 below.

7. Termination and Termination Benefits.

(a) Termination by Employer.

(i) With Cause. Employer may terminate this Agreement for Cause (defined below) upon ten days prior written notice to Employee. In the event that Employer terminates this Agreement pursuant to this Section 7(a)(i), Employee shall be entitled to receive the Base Compensation and the benefits to which Employee is entitled under this Agreement through the Termination Date (defined in Section 7(f) below), payable within 30 days of the Termination Date. As used in this Agreement, “Cause” shall mean (A) acts or omissions by Employee with respect to Employer which constitute intentional misconduct or a knowing violation of law; (B) receipt by Employee of money, property or services from Employer or from another person dealing with Employer in violation of law or this Agreement, (C) breach by Employee of the provisions of Section 8 below, (D) breach by Employee of the duty of loyalty to Employer, (E) repeated failure by Employee to perform the duties assigned pursuant to Section 1 hereof, which failure has continued for a period of 30 days following delivery of written notice from Employer specifying in reasonable detail the nature of such failure without Employee taking such actions as in the opinion of the Company are reasonably likely to remedy such failure; provided that such cure period shall be available to Employee on only two occasions, (F) violation of Employer’s policies with respect to alcohol or drug use or abuse, or (G) Employee pleaded guilty or no contest to or is convicted of any criminal offense (other than traffic violations). The parties agree that Employee’s failure to achieve objective performance goals or similar criteria shall not, in and of itself, be deemed to constitute a failure to substantially perform the duties assigned to Employee.

(ii) Without Cause. Employer may terminate this Agreement without Cause upon 90 days prior written notice to Employee. In the event that Employer terminates this Agreement pursuant to this Section 7(a)(ii) or Employer terminates Employee’s employment upon expiration of the Term , Employee shall be entitled to receive (x) Employee’s Base Compensation and the benefits to which Employee is entitled under this Agreement through the Termination Date (as defined in Section 7(f)), plus (y) the Proportionate Share (as defined in Section 7(f)) of Employee’s Incentive Compensation, plus (z) severance payments in an aggregate amount of twenty four (24) months’ Base Compensation; provided, however, that if Employee has received a Change in Control Bonus, then no severance payment shall be due or payable under clause (z).

(iii) Disability. If a Disability (defined below) prevents the Employee from performing the duties assigned to Employee under Section 1 hereof, Employer may terminate this Agreement upon 30 days prior written notice to Employee. In the event that Employer terminates Employee pursuant this Section 7(a)(iii), Employee shall be entitled to receive (x) Employee’s Base Compensation and the benefits to which Employee is entitled under this Agreement through the Termination Date, plus (y) the Proportionate Share (as defined in Section 7(e)) of Employee’s Incentive Compensation, plus (z) severance payments in an aggregate amount equal to the greater of (A) twelve (12) months’ Base Compensation and (B) the Base Compensation that Employee would have received from the Termination Date through the Expiration Date. Nothing in this Section 7(a)(iii) shall be construed to limit Employee’s rights under or vary the terms of any disability insurance policy provided by Employer in any manner adverse to Employee. Employee shall be considered to have a “Disability” if Employee is unable to perform the duties assigned to Employee under Section 1 hereof due to illness, physical or mental disability or other incapacity for a total of 120 or more business days during any twelve-month period.

(b) Termination by Employee. Employee may terminate this Agreement for Good Reason (defined below) upon 30 days prior written notice to Employer. In the event that Employee terminates this Agreement pursuant to this Section 7(b), Employee shall be entitled to receive (x) Employee’s Base Compensation and the benefits to which Employee is entitled under this Agreement through the Termination Date, plus (y) the Proportionate Share (as defined in Section 7(f)) of Employee’s Incentive Compensation, plus (z) severance payments in an aggregate amount of twenty four (24) months’ Base Compensation; provided, however, that if Employee has received a Change in Control Bonus, then no severance payment shall be due or payable under clause (z). As used in this Agreement, “Good Reason” shall mean (i) the reduction by Employer of Employee’s Base Compensation without Employee’s consent, (ii) the failure by the Company or Employer to provide in any material respect any of the payments, benefits or conditions of employment to which Employee is entitled under this Agreement or the establishment by Employer of any material impediment to Employee’s opportunity to earn Incentive Compensation; (iii) a material reduction or alteration in Employee’s authority, duties or responsibilities as provided in Section 1 (and Exhibit A) by the Company or Employer, without Employee’s consent; provided that Employee shall be deemed to have consented to such reduction or alteration in duties if Employee does not object to such reduction or alteration in writing within 60 days of the implementation of such reduction or alteration, (iv) a situation where the Company or Employer, through a formal assignment of duties or otherwise, requires Employee to take any act which would be a violation of federal, state or local law or the Company’s Charter or bylaws.

(c) Death Benefit. Notwithstanding any other provision of this Agreement, this Agreement shall terminate on the date of Employee’s death. In such event, Employee’s estate or such other beneficiary as employee shall provide in writing shall be entitled to receive an amount equal to twenty four (24) months’ Base Compensation (the “Death Benefit”) payable in accordance with Employer’s usual payroll practices, except that if Employer receives any insurance proceeds with respect to the Employee’s death, an amount equal to the lesser of such proceeds or any unpaid Death Benefit shall be paid to Employee’s estate in a lump sum within five (5) business days of receipt by Employer.

(d) Severance Payments. Except as otherwise expressly provided for herein, severance payments owing to the Employee under this Section 7 shall be payable in a lump sum severance payment to Employee on the Termination Date; provided, that any such severance payments shall be delayed in the event that Employee is a Specified Employee and such payments constitute Deferred Compensation to the extent necessary to comply with the requirements of Section 409A of the Code for compliant Deferred Compensation and avoid the imposition of excise tax thereunder.

(e) Vesting of Deferred Awards. In the event of a termination under Section 7(a)(ii) (Without Cause), 7(a)(iii) (Disability), 7(b) (Good Reason), or 7(c) (Death), or in the event this Agreement shall expire on the Expiration Date, without renewal or replacement, Employee shall become fully vested in any and all outstanding deferred share awards, options, or other equity-based compensation previously awarded to Employee but not yet vested at the time of such termination. Awards which become vested under this paragraph shall be paid to Employee within thirty days of the Termination Date, but only to the extent that making such payments would not result in the imposition of excise tax on such payments under Section 409A of the Code. In the event that accelerating such payment would result in the imposition of excise tax on the payments under Section 409A of the Code, the payments will be delayed until the earliest time (which time may be the originally scheduled date of payment) at which payment would be permissible under Section 409A of the Code without resulting in the imposition of excise tax thereunder.

(f) Certain Definitions

(i) “Proportionate Share” shall mean the dollar amount of Employee’s Incentive Compensation (determined in good faith in accordance with Employer’s usual and customary practices) that would have been payable for the year in which the Termination Date occurs multiplied by a fraction, the numerator of which shall be the number of days elapsed, as of the Termination Date, in the year of termination, and the denominator of which shall be 365. Proportionate Share amounts shall be payable as and when provided in Section 2(b)(ii).

(ii) “Termination Date” shall mean the effective date of termination of Employee’s employment as specified in the written notice described in this Section 7.

(iii) Change in Control” means:

(A) Any “Person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as Amended (the “Act), or Persons acting in concert (other than the Company, a subsidiary, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company), is or becomes the “beneficial owners” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities;

(B) during any period of two consecutive years, individuals who at the beginning of such period constitute the Company’s Board of Directors (the “Board) and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (A) or (C) of this Section 7(f)(iii)) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(C) the shareholders of the Company approve a merger, consolidation, recapitalization, or reorganization of the Company, or a reverse share split of any class of voting securities of the Company, or the consummation of any such transaction if shareholder approval is not obtained, other than any such transaction which would result in at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or the surviving entity outstanding immediately after such transaction being beneficially owned by persons who together beneficially owned at least fifty percent (50%) of the combined voting power of the voting securities of the Company outstanding immediately prior to such transaction, with the relative voting power of each such continuing holder compared to the voting power of each such continuing holder not substantially altered as a result of the transaction; provided that, for purposes of this paragraph (C), such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such fifty percent (50%) threshold (or to substantially preserve such relative voting power) is due solely to the acquisition of voting securities by an employee benefit plan of the Company or such surviving entity or of any subsidiary of the Company or such surviving entity;

(D) the shareholders of the Company approve a sale of all or substantially all of the assets of the Company; or

(E) the Company ceases to own directly or indirectly a majority of the voting interests in the Employer; or there is an assignment of this Agreement in connection with a sale of all or substantially all of the assets of Employer.

Notwithstanding anything herein to the contrary, it shall not be a Change in Control if following a transaction or series of related transactions described in Section 7(f)(iii), twenty-five percent (25%) or more of the Company’s then outstanding voting securities are beneficially owned by a group (as defined in Section 13(d)(3) of the Act) which group includes Employee and Persons who were members of the Company’s Section 16 reporting group immediately prior thereto.

(iv) “Deferred Compensation” means any amount that is deemed to be deferred compensation under (and subject to) Section 409A of the Code and the regulations promulgated thereunder.

(v) “Specified Employee” has the meaning given to such term by Section 409A of the Code and the regulations promulgated thereunder.

8. Covenant Not to Compete.

(a) Noncompetition.

(i) Except as provided below, from and after the Effective Date and continuing until the date that is twelve (12) months following Employee’s last day of employment, Employee shall not without the prior written consent of Employer become employed by, or undertake to work for, directly or indirectly, whether as an advisor, principal, agent, partner, officer, director, employee, shareholder, associate or consultant of or to, any person, partnership, corporation or other business entity which is a Major Competitor of Employer. As used herein, (x) “Major Competitor” shall mean Centerline and its Affiliates, and any other person or entity whose primary business lines include business lines in which the Company or its subsidiaries are engaged, unless the net worth of such person or entity (if privately held) or the market capitalization of such company (if publicly held) is less than $200 Million and (y) “Affiliate” shall mean any person or entity controlled by or under common control with any other person or entity, whether by the ownership of, or the right to control the voting of, voting securities, by contract, or otherwise. Notwithstanding the foregoing, if Employer terminates Employee’s employment pursuant to Section 7(a)(ii) of this Agreement, or Employee resigns pursuant to Section 7(b), and no Change in Control Bonus has been paid, this Section 8(a)(i) shall not apply.

(ii) From and after the Effective date and continuing until the date that is twenty-four (24) months following Employee’s last day of employment, Employee shall not (w) directly solicit any employee of Employer to change employment; (x) directly solicit any client, customer or investor of Employer or any of its subsidiaries which closed (in any capacity) a transaction with Employer or any of its subsidiaries during the last twenty-four (24) months of Employee’s employment; (y) disclose proprietary or confidential information of Employer or its subsidiaries, including without limitation, tax structures and solutions, deal structures, pricing, customer or client lists or information, revenues, expenses, or other similar information; or (z) knowingly or intentionally disparage the Company, its products, partners, officers, directors, employees, affiliates subsidiaries or agents in a manner that Employee could reasonably anticipate would have a direct, materially adverse effect on the Company (in consideration for which the Company covenants and agrees that it, through a director, officer, or employee, will not intentionally or knowingly take any action that would cause Employee embarrassment, humiliation, or otherwise directly contribute to him being held in disrepute by the public, or her past, current, or prospective clients, customers, employees, employers, or vendors). For purposes of the foregoing restrictive covenant, “confidential information” does not include information which in accordance with applicable law (a) is or becomes generally available to the public other than as a result of a disclosure in violation of this Agreement, (b) was available on a nonconfidential basis prior to its disclosure, (c) becomes available on a nonconfidential basis from a person other than Employee or (d) was independently and lawfully developed by Employee or a third party. The foregoing nonsolicitation covenant shall not prohibit (x) Employee’s new employer from making employment advertisements in newspapers, on the Internet or using other similar mass media general advertising solicitations or (y) Employee or his new employer from soliciting persons whose employment with Employer was terminated by Employer. The parties intend for the covenants and agreements of this paragraph and Employer’s obligation to provide benefits under this Agreement that become vested or payable before or upon expiration of this Agreement to survive the expiration of this Agreement.

(b) Reasonable Restrictions. Employee acknowledges that the restrictions of Section 8(a) above are reasonable, fair and equitable in scope, term and duration, are necessary to protect the legitimate business interests of Employer, and are a material inducement to Employer to enter into this Agreement. Employer and Employee both agree that in the event a court shall determine any portion of the restrictions in Section 8(a) are not reasonable, the court may change such restrictions, including without limitation the geographical restrictions and the duration restrictions, to reflect a restriction which the court will enforce as reasonable.

(c) Specific Performance. Employee acknowledges that the obligations undertaken by Employee pursuant to this Agreement are unique and that if Employee shall fail to abide by any of the restrictions set forth in Section 8(a), Employer will suffer harm for which there is no adequate remedy at law. Employee therefore confirms that Employer shall have the right, in the event of a violation of Section 8(a), to injunctive relief to enforce the terms of this Section 8 in addition to any other remedies available at law or in equity.

9. Indemnification. The Company and Employer jointly and severally hereby agree to defend, indemnify and hold Employee harmless, to the maximum extent allowed by law, from any and all liability for acts or omissions of Employee performed in any capacity in the course of Employee’s employment (or reasonably believed by Employee to be within the scope of his/her employment), or at the request of Employer or the Company; provided that such acts or omissions do not constitute (a) criminal conduct, (b) willful misconduct, or (c) fraud. Such indemnity shall include any and all cost, expense and damages incurred by reason of Employee being made a party to or being a witness or otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative. Employer shall promptly pay as incurred all Employee’s expenses (including the reasonable fees and expenses of counsel of Employee’s choosing) incurred in any matter as to which Employee is entitled to be indemnified under this Agreement or otherwise and neither Employer nor the Company shall amend, alter or rescind the indemnification provisions of the Company and Employer’s articles of incorporation or bylaws that would have the direct or indirect effect of diminishing or reducing the potential or actual protection or benefits. So long as the Company or Employer maintains any policy of directors and officers’ liability insurance (or any similar or successor policy), for a period of three years after the termination of Employee’s employment, the Company and Employer shall include Employee as a named insured on each such policy with coverage and benefits no less favorable than those provided to then current senior officers and directors. Employer shall at all times during the Term of this Agreement carry Director and Officer liability insurance in commercially reasonable amounts but in any event not less than ten million dollars ($10,000,000).

10. Miscellaneous.

(a) Complete Agreement. This Agreement constitutes the entire agreement among the parties with respect to the matters set forth herein and supersedes all prior understandings and agreements between the parties as to such matters. No amendments or modifications shall be binding unless set forth in writing and signed by both parties.

(b) Successors and Assigns. Neither party may assign its rights or interest under this Agreement without the prior written consent of the other party, except that Employer’s interest in this Agreement may be assigned to a successor by operation of law or to a purchaser purchasing substantially all of Employer’s business, and Employee’s benefits under this Agreement may be assigned by operation of law to Employee’s heirs, devisees and personal representatives. This Agreement shall be binding upon and shall inure to the benefit of each of the parties and their respective permitted successors and assigns.

(c) Severability. Each provision of this Agreement is severable, such that if any part of this Agreement shall be deemed invalid or unenforceable, the balance of this Agreement shall be enforced so as to give effect as to the intent of the parties.

(d) Representations. Employer represents and warrants to Employee that it has the requisite corporate power to enter into this Agreement and perform the terms hereof and that the execution, delivery and performance of this Agreement have been duly authorized by all appropriate company action. Employee represents that Employee is not a party to any agreement that would be violated by this Agreement or by Employee continuing employment with Employer as provided herein.

(e) Construction and Venue. This Agreement shall be governed in all respects by the internal laws of the State of Maryland (excluding reference to principles of conflicts of law). As used herein, the singular shall include the plural, the plural shall include the singular, and the use of any pronoun shall be construed to refer to the masculine, feminine or neuter, all as the context may require. The parties to this Agreement agree that jurisdiction and venue in any action brought pursuant to this Agreement to enforce its terms or otherwise with respect to the relationships between the parties shall properly lie in and state or federal court within the State of Maryland. The parties agree that such jurisdiction and venue are intended to be exclusive and that jurisdiction shall not properly lie in any other jurisdiction. The parties agree that they will not object that any action commenced in the foregoing jurisdictions is commenced in a forum non-conveniens.

(f) Legal Fees and Expenses. The Company shall pay all reasonable legal fees and related expenses (including the costs of experts, evidence, counsel and tax advisors) incurred by Employee as a result of or in connection with the negotiation of this Agreement (in an amount not to exceed $2,500).

(g) No Duty to Mitigate. Employee shall be under no duty to mitigate any loss of income as result of the termination of his employment hereunder and any payments due Employee upon termination of employment shall not be reduced in respect of any other employment compensation received by Employee following such termination.

(h) Compliance with Section 409A. To the extent that Section 409A of the Code applies to any election or payment required under this Agreement, such payment or election shall be made in conformance with the provisions of Section 409A of the Code.

(i) Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed given on the date sent if delivered by hand or by facsimile (with electronic confirmation of delivery), and on the next business day if sent by overnight courier or by United States mail, postage prepaid, to each party at the following address (or at such other address as a party may specify by notice under this section):

If to Employer:

MMA Financial, Inc.
621 East Pratt Street
Suite 300
Baltimore, Maryland 21202
Facsimile: (410) 727-5387
Attention: Chief Executive Officer

If to Employee:

David Kay

3698 Waples Crest Court

Oakton, Va. 22124

Home: 703-620-0263

(j) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Agreement as of the date and year first above written.

EMPLOYER:

MMA FINANCIAL, INC.

By: /s/ Michael L. Falcone
Name: Michael L. Falcone
Title: Chief Executive Officer

COMPANY:

MUNICIPAL MORTGAGE & EQUITY, LLC

By: /s/ Michael L. Falcone
Name: Michael L. Falcone
Title: Chief Executive Officer

EMPLOYEE:

/s/ David Kay
David Kay

Exhibit A

Job Description

TITLE: Chief Financial Officer

DUTIES AND RESPONSIBILITIES:

Chief Financial Officer:
As Chief Financial Officer the Employee’s duties, responsibilities and authority shall include but not be limited to providing executive leadership to all areas of accounting, finance, treasury, and tax management for the Company and its subsidiaries, including:

•	Financial reporting, including SEC and regulatory compliance requirements.

•	All treasury activities, including risk management and the traditional treasury functions associated with a growing enterprise and the investment community, as well as capital markets.

•	Budgeting, financial planning, and analysis of results of operations.

•	As required, restructuring of the accounting and finance groups with respect to improved efficiency and quality of both the staff and the information needed to operate the business in an effective and efficient manner.

•	All duties customarily performed by the chief financial officers of companies comparable to the Company, including without limitation the execution of (a) all management representation letters required by the Company’s outside auditors, (b) all certifications to the Chief Executive Officer or to regulatory agencies as may be required by law or by the agencies in order to complete and file all public filings, and (3) all public filings and other documents for which the signature of the Company’s (or any subsidiary’s) Chief Financial Officer is required.

He will assist the Chief Executive Officer and Chief Operating Officer, and business unit Executives/Senior Managers in analyzing results of operations for all of the Company’s subsidiaries and lines of business, recommending corrective actions when they are needed.

He will also be responsible for (1) coordinating in a leadership role completion of the currently ongoing financial statement restatement; (2) coordinating in a leadership role efforts to improve operations and organizational risk management and financial and internal control environment of the Company ; and (3) attending all meetings of the Audit Committee of the Company’s Board of Directors (other than executive sessions, which shall be at the discretion of the Committee).